EXHIBIT 10.39


July 21, 2008

Steve Gladstone

Re: Retention Agreement

Dear Steve:

In recognition of your position as a key employee of NMS Communications Corporation ("NMS" or "the Company") and in order to induce you to remain in the employ of the Company, the Company desires to enter into this Agreement with you to provide you with certain benefits in the event your employment is terminated as a result of, or in connection with, a change of control of the Company.

Retention Bonus

As an inducement for your continuing your employment at the Company, the Company is pleased to offer you a one-time lump sum bonus payment (the "Bonus") equal to the greater of (i) $400,000 or (ii) one percent (1%) of the total gross consideration received by the Company in connection with any Change in Control (as defined below), less applicable withholding deductions. The consummation of any Change in Control shall be referred to herein as a "Transaction". The Bonus shall be paid in U.S. dollars, subject to the terms and conditions in this letter.

     o You shall continue to be an employee of the Company through the closing date of any Transaction and, at the request of the Buyer in any Transaction, you shall agree to be an employee of Buyer (or an affiliate thereof) for a period of ninety (90) days following the closing date. You shall perform your present responsibilities, overall company business operations and related business activities, as requested by the Company, from time-to-time in a manner consistent with your past high-level of performance.

     o The Company shall pay to you the Bonus within thirty (30) days following the Closing Date. To avoid any doubt, the Bonus is not due or payable based upon the signing of a purchase and sale agreement unless contemporaneous with the closing of the Transaction.

     o The payment of the Bonus will be subject to all required withholdings and tax payments and is payable subject to the continued compliance by you with the terms of the Employee Non-Compete and Confidentiality and Agreement dated June 18, 2007. To the extent required by Section 409A of the Internal Revenue Code, as amended, to avoid imposition of the 20% additional tax, the Bonus may be delayed until at least six months after the expiration of the Transition Period.

     o This letter shall not be construed as changing your employment relationship with the Company, nor shall it create any legal obligation on your part or the Company's part to continue your employment at the Company for any period of time.

     o If before the Closing Date of any Transaction you cease working for the Company on a full-time basis, you resign from your employment, the Company terminates your employment with Cause (as defined below) or you and the Company mutually terminate your employment, you shall not be entitled to receive the Bonus. If the Company terminates your employment without Cause, you shall be entitled to receive the Bonus with respect to any Transaction which occurs within six (6) months of your termination.

This letter and the Severance Protection Agreement by and between you and the Company, dated as of July 2, 2007, contains the entire agreement, and supersedes and rescinds all pre-existing agreements, negotiations or arrangements, between you and the Company relating to the subject matter herein. No one else is authorized to make any representations or promises to you regarding the subject matter herein, and this letter can only be modified by a written amendment that is duly signed by the Company' President and CEO. In no event shall any email communication be construed as an amendment to this letter.

For purposes of this letter agreement, "Change in Control" shall have the same meaning as set forth in your Severance Protection Agreement. For purposes of this letter agreement, termination of employment is for "Cause" if the termination is by reason of any of the following:

         (a) You intentionally and continually failed substantially to perform your reasonably assigned duties with the Company (other than a failure resulting from your incapacity due to death, physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance specifying the manner in which you have failed substantially to perform, signed by a duly authorized officer of the Company or
         (b) You intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of your employment shall be for Cause unless (1) you have received a copy of a written notice, signed by a duly authorized officer of NMS, specifying and documenting the particulars of your actions and (2) you shall have been provided an opportunity to be heard in person by the Company's Compensation Committee.

This letter shall remain in effect through March 31, 2009. Thereafter, this letter shall expire without any extension or renewal, provided, however, that if at the time of expiration there is in existence a written purchase agreement for the Transaction which has been signed by the Company and Buyer, then this letter shall be automatically extended until closing the Transaction or if closing does not occur upon expiration or termination of such purchase agreement. Except as expressly stated in the immediately preceding sentence, this letter shall only be extended or renewed by a signed written amendment as permitted in this letter.

If you agree to this letter and desire to become eligible to receive the Bonus, please confirm your acceptance by countersigning below and returning this letter to me within five (5) days of the date first staled above in this letter.

                                                Sincerely,

                                                NMS Communications Corporation

                                                By   /s/ Robert P. Schechter
                                                  -----------------------------
                                                Robert P. Schechter
                                                President and CEO


CONFIRMATION OF ACCEPTANCE:

Signature:    /s/ Steve Gladstone
          --------------------------

Date: 7/18/08